EXHIBIT 21
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                           DISPLAY TECHNOLOGIES, INC.
                                  SUBSIDIARIES

                             AS OF OCTOBER 10, 2000


DISPLAY TECHNOLOGIES, INC. (f/k/a La-Man Corporation) (Nevada)

   Ad Art Electronic Sign Corporation (Florida)

         DTEK Canada, Inc. (Florida)

             DTEK Signs ULC (Nova Scotia unlimited liability co.)

                  Hamilton Digital Designs Ltd. (Canadian limited liability co.)

             E.S.C. of Nevada, Inc. (Nevada)

   Certified Maintenance Service, Inc. (Florida)

   Don Bell Industries, Inc. (Florida)

             Don Bell Industries of Nevada, Inc. (Nevada)

   J.M. Stewart Corporation (Florida)

   J.M. Stewart Industries, Inc. (Florida)

   J.M. Stewart Manufacturing, Inc. (Florida)

   La-Man Corporation (Nevada)

   Lockwood Sign Group, Inc. (Florida)

   Vision Trust Marketing, Inc. (Florida)